Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Barnwell Industries, Inc. Reports
First Quarter Results

Meaningful Production Increases Across all Products
Continued Reduction in General and Administrative Expenses

HONOLULU, HAWAII, February 12, 2024 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for the first quarter ended December 31, 2023. The Company posted quarterly revenue of $6,155,000 and a net loss of $664,000, or $0.07 per share. In the three months ended December 31, 2022, the Company had quarterly revenue of $7,511,000 and net earnings of $1,089,000, or $0.11 per share.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “Our loss for the quarter was the result of a decline in prices of all products; oil, natural gas, and natural gas liquids which decreased 7%, 57%, and 34%, respectively, as compared to the prior year period, together with a decline in land investment results where our equity in income from affiliates declined $538,000. Additionally, in last year’s first quarter, our contract drilling segment recognized a $551,000 gain on the sale of one drilling rig, whereas there was no such gain this quarter.

Oil and Gas Production Increases Offset by Price Declines

“We are pleased to report that our oil, natural gas, and natural gas liquids production increased from the prior year’s quarter by 21%, 26% and 80%, respectively. The increase in production was driven mainly by new production from wells in Texas and from existing Twining wells in Canada.  Importantly, through targeted well optimization investments, our Twining wells, which represent the largest portion of our production, enjoyed record quarterly production. General and administrative expenses decreased $845,000, or 38% as compared to the prior year period, primarily due to decreases in professional fees, accrued bonus expense, and share-based compensation.

“To partially protect against further declines in oil and natural gas prices, during the quarter the Company entered into certain sale agreements to fix the price of a portion of its Canadian natural gas sales from April 1, 2024 to October 31, 2024 and to fix the price of a portion of its Canadian oil sales from January 1, 2024 to June 30, 2024. With these agreements, based on the Canadian oil and natural gas production per day during the three months ended December 31, 2023, we anticipate approximately 30% of the Canadian oil and natural gas that the Company sells during those periods will be sold at fixed prices with the remaining 70% of such production sold at spot prices.

Strategic Alternatives for Water Resources

“In December 2023, the Company entered into a stock purchase agreement with a construction company for the sale of a Company subsidiary, Water Resources International, Inc. (“Water Resources” or “WRI”), subject to customary post-closing price adjustments and the purchaser’s completion of due diligence. Subsequently, the stock purchase agreement was terminated by the buyer prior to closing. The Company continues to investigate the appropriate strategic, business and financial alternatives for Water Resources which may include, among other things, a sale of its stock or assets, or an orderly wind-down of its operations after all contracts in backlog are complete, along with a liquidation of WRI’s drilling rigs and equipment.

Planned Investment in Core Business

“We remain extremely encouraged by the prospects in our Twining oil property and are planning to follow up on our fiscal 2023 approximately $5,000,000 investment in this unique field. We are currently laying the groundwork to drill one or two wells in our 100%-owned Twining property in subsequent quarters.

“The Company remains debt free, and ended the quarter with $2,478,000 in working capital, including $3,223,000 in cash and cash equivalents”.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE RESULTS
(Unaudited)
	Quarter ended December 31,
	2023	2022

Revenues	$6,155,000	$7,511,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(664,000)	$1,089,000

Net (loss) earnings per share – basic and diluted	$(0.07)	$0.11

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	9,996,760	9,956,687